We consent to the incorporation by reference in the Registration Statement of Hi-Rise Recycling Systems, Inc. on Form S-3 (File No. 333-1206) of our report dated December 20, 1996 on our audit of the financial statements of Wilkinson Company, Inc. as of September 30, 1996 and for the year then ended.


/s/ HAUSSER & TAYLOR
-----------------------------
HAUSSER & TAYLOR
Cleveland, Ohio
March 3, 1997